News Release

P. O. Box 1980
Winchester, VA  22604-8090
FOR IMMEDIATE RELEASE

Contact:	Glenn Eanes Vice President and Treasurer 540-665-9100

AMERICAN WOODMARK CORPORATION ANNOUNCES THIRD QUARTER RESULTS

WINCHESTER, Virginia (February 21, 2012) -- American Woodmark Corporation (NASDAQ: AMWD) today announced results for the third quarter of its fiscal year 2012, that ended on January 31, 2012.

Net sales rose by 8% compared with the third quarter of the prior fiscal year, to $119,976,000.  Net sales rose by 16% during the nine-month period ended January 31, 2012 compared with the comparable period of the prior fiscal year, to $379,593,000. The Company experienced sales gains of more than 30% in its new construction business during the third quarter of fiscal year 2012 that more than offset a modest decline in its remodeling business.

The Company generated a net loss excluding restructuring costs of ($2,802,000) or ($0.19) per diluted share during the third quarter of fiscal year 2012, compared with a net loss of ($5,828,000) or ($0.41) per diluted share in the third quarter of its prior fiscal year. The Company generated a net loss excluding restructuring costs of ($8,494,000) or ($0.59) per diluted share in the nine-month period ended January 31, 2012, compared with a net loss of ($16,630,000) or ($1.17) per diluted share in the comparable period of the prior fiscal year.

The Company announced several initiatives in December 2011 to reduce capacity and costs, including the permanent closure of two manufacturing plants, the decision to place a previously closed manufacturing plant up for sale, and the realignment of its retirement program, including the freezing of its pension plans effective April 30, 2012. The Company is actively working toward completing these initiatives by April 30, 2012. In connection with these initiatives, the Company recorded net-of-tax charges of ($6,312,000), or ($0.44) per diluted share, during the third quarter of fiscal year 2012. Inclusive of these charges, net loss for the third quarter of fiscal year 2012 was ($9,114,000), or ($0.63) per diluted share, and ($14,806,000) or ($1.03) per diluted share for the nine-month period ended January 31, 2012.

Gross profit for the third quarter of fiscal year 2012 was 12.2% of net sales, compared with 10.9% in the third quarter of the prior fiscal year. Gross profit was 12.9% of net sales during the first nine months of fiscal year 2012, compared with 11.1% of net sales during the comparable period of the prior fiscal year. The improvement in gross profit margin during the three- and nine-month periods primarily reflected the beneficial impact of increased sales volume on direct labor and manufacturing overhead costs. These beneficial factors were partially offset by the unfavorable impact of higher materials and fuel costs during both periods and by the impact of higher sales promotional costs during the nine-month period.

Selling, general and administrative costs improved to 16.6% of net sales in the third quarter of fiscal year 2012, down from 19.3% of net sales in the third quarter of the prior fiscal year. Selling, general and administrative costs improved to 16.6% of net sales in the first nine months of fiscal year 2012, down from 19.3% in the comparable period of the prior fiscal year. The Company’s operating expense ratio was favorably impacted by cost containment efforts and a reduction in display and product launch costs compared with prior year levels.

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AMWD Announces Third Quarter Results

February 21, 2012

The Company generated free cash flow (defined as cash provided by operating activities net of cash used for investing activities) of positive $2.6 million in the third quarter of fiscal year 2012, compared with negative $1.8 million in the third quarter of its prior fiscal year. For the nine-month period ended January 31, 2012, the Company’s free cash flow was positive $5.8 million, compared with positive $3.4 million in the comparable period of the prior fiscal year.

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets.  Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors.  The Company presently operates eleven manufacturing facilities and nine service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control.  Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission and the Annual Report to Shareholders.  The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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AMWD Announces Third Quarter Results

February 21, 2012

AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended		Nine Months Ended
	January 31		January 31
	2012	2011	2012	2011

Net Sales	$119,976	$111,443	$379,593	$328,359
Cost of Sales & Distribution	105,388	99,279	330,484	291,992
Gross Profit	14,588	12,164	49,109	36,367
Sales & Marketing Expense	13,671	16,069	44,155	45,977
G&A Expense	6,273	5,421	18,780	17,283
Restructuring Charges	10,347	16	10,362	55
Operating Loss	(15,703)	(9,342)	(24,188)	(26,948)
Interest & Other (Income) Expense	(50)	(33)	(104)	(146)
Income Tax Benefit	(6,539)	(3,481)	(9,278)	(10,172)
Net Loss	$(9,114)	$(5,828)	$(14,806)	$(16,630)

Earnings Per Share:
Weighted Average Shares Outstanding - Diluted	14,361,953	14,263,320	14,330,863	14,241,883

Loss Per Diluted Share	$(0.63)	$(0.41)	$(1.03)	$(1.17)

Condensed Consolidated Balance Sheet

	January 31	April 30
	2012	2011

Cash & Cash Equivalents	$59,227	$55,420
Customer Receivables	25,011	31,067
Inventories	22,138	24,471
Other Current Assets	9,481	9,458
Total Current Assets	115,857	120,416
Property, Plant & Equipment	78,602	100,628
Restricted Cash	14,403	14,419
Other Assets	52,230	32,907
Total Assets	$261,092	$268,370

Current Portion - Long-Term Debt	$972	$928
Accounts Payable & Accrued Expenses	47,892	49,916
Total Current Liabilities	48,864	50,844
Long-Term Debt	23,887	24,655
Other Liabilities	53,765	38,906
Total Liabilities	126,516	114,405
Stockholders' Equity	134,576	153,965
Total Liabilities & Stockholders' Equity	$261,092	$268,370

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AMWD Announces Third Quarter Results

February 21, 2012

Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
	January 31
	2012	2011

Net Cash Provided by Operating Activities	$13,422	$7,713
Net Cash Used by Investing Activities	(7,588)	(4,300)
Free Cash Flow	5,834	3,413

Net Cash Used by Financing Activities	(2,027)	(4,104)
Net Increase/(Decrease) in Cash and Cash Equivalents	3,807	(691)
Cash and Cash Equivalents, Beginning of Period	55,420	53,233

Cash and Cash Equivalents, End of Period	$59,227	$52,542

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